CONSULTING AGREEMENT
                              --------------------

     THIS AGREEMENT, made as of this 20th day of September, 2000, by and between FETCHOMATIC GLOBAL INTERNET INC., a corporation duly organized and existing under the laws of the State of Nevada with its registered agent located at Pacific Corporate Services Inc., 7631 Bermuda Road, Las Vegas, Nevada 89123 (the "Company"), and KRAMER GROUP LLC, a limited liability company duly organized and existing under the laws of the State of New York with offices located at 300 International Drive, Williamsville, New York 14221 (the "Consultant").

                                    RECITALS
                                    --------

     The Company, through its wholly-owned subsidiary fecthOmatic.com Online Incorporated ("fetchOmatic") is engaged in the business of providing geographically identifiable business-to-business, business-to-consumer, marketing, retail access and advertising services on the Internet through the use of fetchOmatic's web site and proprietary intellectual property (the "Business"). A material source of the revenues of the Business are derived from the purchase of banner advertising created by customers of the Business desiring to advertise their respective products or services on the fetchOmatic web site (individually and collectively referred to as "Banner Advertising Fees"). In order to increase revenues derived from the Business, and specifically the Banner Advertising Fees, the Company wishes to engage the Consultant to perform marketing services on behalf of the Business, including the establishment of a direct sales organization responsible for generating Banner Advertising Fees (the "Marketing Services").

                                  CONSIDERATION
                                  -------------

     In consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto agree and contract as follows:

1. Marketing Services. The Consultant hereby agrees to perform such Marketing Services as the Consultant deems necessary or advisable during the term of this Agreement in order to achieve the goals described on Exhibit 1 attached to this Agreement and made a part hereof (the "Sales Goals") on or prior to the first anniversary of the date of this Agreement, and thereafter as provided in Paragraph 3, below. The scope of such Marketing Services shall include activities related to: (a) the establishment of a direct sales organization responsible for marketing the Business to potential customers in order to increase Banner Advertising Fees; (b) assisting the management of the Business in designing and implementing marketing strategies and campaigns; and
(c) any other activities or projects mutually agreeable to the Consultant and the Company.

2.     Availability;  Noncompetition
       -----------------------------

(a) Availability. The Consultant hereby agrees that during the term of this Agreement the Consultant shall be available to perform the Marketing Services on a full time basis. The Consultant shall determine the time, manner and means of providing the Marketing Services, provided, however, upon the Company's reasonable request the Consultant shall provide such Marketing Services during the Company's normal business hours and during such other times as are reasonably necessary for the proper performance of the Consultant's responsibilities hereunder. Notwithstanding the foregoing, the Consultant shall be entitled to such vacation, sick days, holidays and other non-working days as are reasonable and appropriate in the Consultant's discretion.

(b) Noncompetition. The Consultant acknowledges and agrees that the Company may solicit advertising fees and/or perform marketing functions with its own employees, agents and/or third parties engaged by the Company. The Consultant further acknowledges and agrees that during the term of this Agreement, the Consultant shall not directly or indirectly perform any services to be provided to the Company hereunder for or on behalf of any other person, firm or entity that is engaged in a business or enterprise that is in direct competition with the Business.

3.     Term.  Subject  to  the  provisions  of  Paragraph  9  below:
       ----

(a) Initial Term. The term of this Agreement shall be for a period of twelve (12) months, commencing on the date first set forth above (the "Initial Term"); provided, however, on March 30, 2001 the Company and the Consultant shall review the sales performance of the Consultant for the period commencing with the date of this Agreement and ending on March 30, 2001 (the "Sales Determination Period"). If the amount of Banner Advertising Fees received by the Company from the sources of Banner Advertising Fees described on Exhibit 4(b) attached hereto does not equal or exceed $677,600 by the end of the Sales Determination Period the Company shall have the right, in the Company's sole discretion, during the 15 day period following the Sales Determination Period, to terminate this Agreement upon 10 days' written notice to the Consultant, and in such event the "Initial Term" shall mean the period commencing on the date hereof and ending on the effective date of such termination following the end of the Sales Determination Period as provided in such notice.

(b) Extension Term. If the amount of Banner Advertising Fees received by the Company from the sources of Banner Advertising Fees described on Exhibit 4(b)attached hereto equals or exceeds $5,120,000 for the Initial Term, this Agreement may be extended by either party for period of twelve (12) months commencing immediately after the end of the Initial Term (the "Extension Term") upon delivery of written notice to the other party during the 15 day period following the end of the Extension Term. If the amount of Banner Advertising
Fees received by the Company from the sources of Banner Advertising Fees described on Exhibit 4(b) attached hereto during the Initial Term does not equal or exceed $5,120,000 the Company shall have the right, in the Company's sole discretion, during the 15 day period following the end of the Initial Term, to terminate this Agreement upon 10 days' written notice to the Consultant. Following the Extension Term this Agreement may be extended by either party for the twelve (12) month period following the Extension Term upon delivery of written notice to the other party during the 15 day period following the end of the Extension Term, and for each successive twelve (12) month period thereafter upon delivery of written notice to the other party during the 15 day period following the end of such preceding twelve (12) month period, if the amount of Banner Advertising Fees received by the Company from the sources of Banner Advertising Fees described on Exhibit 4(b) attached hereto during the Extension Term, or the immediately preceding the twelve (12) month period, as the case may be, equals or exceeds $10,400,000. If the amount of Banner Advertising Fees received by the Company from the sources of Banner Advertising Fees described on Exhibit 4(b) attached hereto during the Extension Term, or during any successive twelve (12) month period, as the case may be, does not equal or exceed $10,400,000, the Company shall have the right, in the Company's sole discretion, during the 15 day period following the end of the Extension Term, or such preceding twelve (12) month period, respectively, to terminate this Agreement upon 10 days' written notice to the Consultant.

4. Compensation and Expenses. In consideration of the Consultant's efforts in performing the Marketing Services, the complete and satisfactory performance by Consultant of all the terms and conditions of this Agreement, and for other good and valuable consideration, the Company hereby agrees to pay the Consultant as follows:

(a) Execution Payment. Upon the execution of this Agreement, the Company shall deliver to the Consultant one or more certificates, in the Consultant's discretion, for TWO HUNDRED THOUSAND (200,000) restricted shares (the
"Restricted Shares") of the Company's validly authorized and issued and fully paid and non-assessable common stock. In no event shall the Restricted Shares, or any portion thereof, be forfeitable by the Consultant, refundable to the Company, or subject to adjustment, set-off or reduction. The Consultant agrees to hold and possess the Restricted Shares in compliance with all applicable federal or state laws of the United States governing the issuance, sale or resale of securities, including restrictions or resale of the Restricted Shares during any applicable holding period relating thereto. The Restricted Shares shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). SUCH SHARES MAY NOT BE SOLD, TRANSFERRED OR PLEDGED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT.

(b) Commissions. The Company shall pay to the Consultant each month an amount equal to fifty percent (50%) of all Banner Advertising Fees received by the Company in such month from the sources of Banner Advertising Fees described on Exhibit 4(b) attached hereto and made a part hereof (the aggregate of the amount of each monthly payment described above to be referred to as the "Banner Advertising Commission Payment"). For purposes of determining the amount of the Banner Advertising Commission Payment for any month all amounts attributable in such month to checks that are not subject to collection by the Company (whether returned for insufficient funds or otherwise), credit card payments that are not subject to collection by the Company (whether for refusal of credit by the card issuer or otherwise) and cancelled orders shall be excluded; provided, however, all amounts attributable in such month to orders cancelled due to any action, or failure to act, by the Company or for other reasons within the Company's control (e.g., after-sales service or delivery by the Company) shall be included in the calculation of the Banner Advertising Commission Payment for such month. The Company shall deliver the monthly Banner Advertising Commission Payment to the Consultant within ten (10) days of the end of each calendar month in which the related Banner Advertising Fees were received by the Company. The Company shall additionally deliver to the Consultant within fifteen (15) days of the end of each calendar quarter a statement describing the aggregate amount of Banner Advertising Fees received by the Company in such calendar quarter upon which the monthly Banner Advertising Commission Payments made to the Consultant in connection with such calendar quarter were calculated, and the identity of each customer of the Business from whom such Banner Advertising Fees were received in such calendar quarter. Upon reasonable notice to the Company, the Consultant, or its representatives, shall be permitted during normal working hours of the Company to inspect the books and records of the Company relating to Banner Advertising Fees and the determination of the Banner Advertising Commission Payment. Notwithstanding anything to the contrary contained herein, Banner Advertising Commission Payments shall be payable to the Consultant during the term of this Agreement, and for all periods thereafter in which the Company receives Banner Advertising Fees from the sources of Banner Advertising Fees described on Exhibit 4(b), and the Company hereby acknowledges and agrees that the obligations (i) to pay Banner Advertising Commission Payments to the Consultant shall be continuing obligations and shall survive the termination of this Agreement, and (ii) to provide the statement referred to above to the Consultant, and to provide the Consultant or its representatives access to the Company's records pursuant to the terms hereof, shall be continuing obligations and shall survive the termination of this Agreement for a period ending three
(3) calendar months after the last Banner Advertising Commission Payment is made to the Consultant pursuant to the terms hereof.

(c) Consulting Fee. Subject to adjustment as described below, the Company shall pay to the Consultant the sum of SIX THOUSAND DOLLARS ($6,000) each calendar month falling within the term of this Agreement (the amount of each such payment to be referred to as the "Consulting Fee"). The Company shall deliver the Consulting Fee to the Consultant within ten (10) days of the end of each calendar month for which the Consulting Fee is payable. For periods of time less than a full calendar month, the amount of the Consulting Fee shall be prorated based on the number of calendar days of such month for which the Consulting Fee is payable. The amount of the Consulting Fee payable to the Consultant with respect to any calendar month shall be reduced based on the amount of the Banner Advertising Commission Payment (if any) payable to the Consultant with respect to such calendar month as follows:

Amount  of  Banner  Advertising          Amount  of
Commission  Payment                      Consulting  Fee
-------------------                      ---------------
$0  -  $4,999                            $6,000
$5,000  -  $5,999                        $5,000
$6,000  -  $6,999                        $4,000
$7,000  -  $7,999                        $3,000
$8,000  -  $8,999                        $2,000
$9,000  -  $9,999                        $1,000
$10,000  -                               $0

(d) Performance Bonus. If the Consultant achieves the Sales Goals for the Initial Term on or prior to the end of the Initial Term, the Company shall deliver to the Consultant one or more certificates, in the Consultant's discretion for TWO HUNDRED THOUSAND (200,000) restricted shares (the "Performance Shares") of the Company's validly authorized and issued and fully paid and non-assessable common stock. In no event shall the Performance Shares, or any portion thereof, be forfeitable by the Consultant, refundable to the Company, or subject to adjustment, set-off or reduction. The Consultant agrees to hold and possess the Performance Shares in compliance with all applicable federal or state laws of the United States governing the issuance, sale or resale of securities, including restrictions or resale of the Performance Shares during any applicable holding period relating thereto. The Performance Shares shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). SUCH SHARES MAY NOT BE SOLD, TRANSFERRED OR PLEDGED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT.

(e) Expenses. During the Initial Term the Company shall reimburse the Consultant for reasonable and necessary business expenses incurred in connection with the performance of the Marketing Services or this Agreement (including, but not limited to, travel, meals and lodging, long distance telephone, video equipment, computer and office equipment, software programming expenses, office rent, personnel expenses including all salaries, wages and compensation of the Consultant's employees, etc.), all in accordance with the Companies policies and procedures then in effect (including, but not limited to, those relating to documentation and receipts) ("Reimbursable Expenses"). Notwithstanding the foregoing, no cost or expense of the Consultant for wages, salaries, compensation, commissions or benefits of any consultant or independent contractor engaged by the Consultant in performing Marketing Services shall be deemed a Reimbursable Expense hereunder. The Company shall pay the Consultant for all Reimbursable Expenses incurred by the Consultant in any calendar month promptly upon the submission of invoices, receipts and other documentation evidencing such expense, but in no event later than ten (10) days following the end of the calendar month in which such documentation is submitted to the Company. Notwithstanding the foregoing (i) in no event shall the Consultant be reimbursed in for Reimbursable Expenses in excess of TEN THOUSAND DOLLARS ($10,000) in any calendar month without the prior consent of the Company, and
(ii) the Company shall not be obligated to reimburse the Consultant for, and the Consultant shall be solely responsible for, any Reimbursable Expenses incurred by the Consultant in any month in which Banner Advertising Fees received by the Company from the sources of Banner Advertising Fees described on Exhibit 4(b) exceeds One Million Dollars ($1,000,000).

5. Independent Contractor. The Consultant will at all times be an independent contractor and not an employee of the Company. The manner in which the Consultant renders the Marketing Services to the Company will be within the Consultant's sole control and discretion, although the Consultant agrees to cooperate with the Company's personnel and use the Consultant's best efforts on behalf of the Company within the scope of the Consultant's services. The Consultant recognizes and agrees that neither the Consultant nor any employee of the Consultant is subject or entitled to any benefits, wages, or other terms and conditions of employment or otherwise subject to or covered under the policies, practices and procedures of the Company, its employees, agents and successors in interest as they may apply to employees of the Company.

6. First Refusal Rights. (a) During the term of this Agreement and, (b) during the one (1) year period following the termination of this Agreement if this Agreement is terminated (i) by the Company for any reason other than pursuant to the provisions of Paragraphs 3(a), 3(b), 9(b) or 9(c), or (ii) by the Consultant pursuant to the provisions of Paragraphs 9(a), 9(b) or 9(c), the Company shall be required to offer to the Consultant the opportunity to provide Marketing Services materially consistent with the terms and provisions hereof in any country, province, territory, protectorate or other geopolitical body other than the United States in which the Company establishes its business after the date hereof ("Foreign Marketing Services"). If the Consultant agrees to provide such Foreign Marketing Services on behalf of the Company, the Consultant and the Company shall enter into an agreement containing terms and conditions that are substantially similar the terms and conditions of this Agreement, relating to the provision by the Consultant of Foreign Marketing Services.

7. No Third Party Obligation. The Consultant hereby represents to the Company that neither the Consultant nor any manager, member or employee of the Consultant has, nor will undertake any express or implied obligation to any third party which conflicts with any of the Consultant's obligations to the Company pursuant to the terms of this Agreement.

8. Confidentiality. The Consultant acknowledges that in the performance of the Marketing Services hereunder, the Consultant will occupy a position of trust and confidence. Accordingly, in order to facilitate the performance of this Agreement and the activities contemplated by its proprietary and/or confidential information or, during the course of the Consultant's performance of the Marketing Services hereunder, the Consultant may discover or develop certain proprietary and/or confidential information of the Company. As used herein, the term "proprietary and confidential information" of the Company shall include all information of or relating to the Company (including, but not limited to, present or prospective market, sales, product, customer and referral source information, prices and pricing structure, contractual policies and procedures, arrangements company practices product and process knowledge, cost and supplier information, personnel data, and any strategy or plans related to any of the foregoing) which is not generally available or disclosed to the public by the Company. The Consultant acknowledges that all such information constitutes confidential and/or proprietary information of the Company and agrees that the Consultant, and the members, managers, and employees of the Consultant, shall keep such information confidential;. the Consultant shall use such information solely for the purpose of performing its obligations hereunder or activities contemplated by this Agreement; and that neither the Consultant nor any of its members, managers or employees shall otherwise disclose or make use of such information during the term of this Agreement or afterwards. All written information, drawings, documents and materials prepared by the Consultant in the course of or as a result of its performance of this Agreement shall be the sole and exclusive property of the Company, and will be delivered to the Company by the Consultant on demand or promptly after expiration or termination of this Agreement, together with all written information, drawings, documents and materials, if any, furnished by the Company in connection with the Consultant's performance of its obligations hereunder.

9. Termination. In addition to the termination of this Agreement as described in Paragraph 3, above, this Agreement may be terminated prior to the end of the Initial Term, the Extension Term (if applicable), or any subsequent twelve (12) month period as described in Paragraph 3, above (a) by the Consultant upon ten (10) days notice in the event the Company fails to make any payment to the Consultant described herein, unless the Company pays the full amount of such payment to the Consultant within such ten (10) days period, (b) other than as described in (a) immediately above, by either party hereto (the "Notifying Party") upon thirty (30) days notice to the other party (the
"Breaching Party") that the Breaching Party has violated or failed to perform any material provision of this Agreement, unless the Breaching Party cures or otherwise corrects such breach in such thirty (30)-day period to the reasonable satisfaction of the Notifying Party, or (c) immediately and without notice by any party hereto in the event the other party hereto (i) makes an assignment for the benefit of creditors; (ii) files a voluntary petition in bankruptcy on behalf of such party; (iii) is adjudicated a bankrupt or insolvent; (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statue, law or regulation;
(v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding set forth in (iv) above; (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver or liquidator of such party or of all or any substantial part of his, her or its properties; or (vii) liquidates.

10. Governing Law. The interpretation and performance of this Agreement shall be governed by the laws of the State of New York, without giving effect to its conflicts of law provisions. Each party hereby agrees that any claims, demands, lawsuits, proceedings and controversies arising from or relating to this Agreement shall be brought and heard in federal or state courts of general jurisdiction located in the State of New York, and each party hereby consents to the subject matter and personal jurisdiction of such courts in respect thereof.

11. Notices. All notices, requests, demands, reports, statements or other communications required to be given hereunder or relating to this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if personally served on the party to whom notice is given, (b) five
(5) days after the date of mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, return receipt requested, postage prepaid, or (c) on the next business day if mailed by overnight mail, and properly addressed to the other party at the address for such other party first set forth above. Either party may at any time direct in writing that all communications or particular communications or particular types of communications be delivered to specific designees other than those specified herein by notifying the other party in the manner specified herein.

12.     Miscellaneous.
        --------------

(a) The terms and conditions of this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all previous communications or agreements, either oral or written, between the parties. There are no understandings, representations or warranties of any kind whatsoever, except as expressly set forth herein.

(b) The failure of any party to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provisions, nor in any way affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce any such provisions. No waiver of any breach of this Agreement shall be deemed a waiver of any other or subsequent breach, whether of the same provision or otherwise.

(c) This Agreement is personal in nature. Neither party may assign this Agreement or any of its rights hereunder nor delegate or otherwise transfer any of its obligations in connection herewith without the prior written consent of the other party hereto; provided, however, that the Company shall have the right at any time, and from time to time, to assign this Agreement to its parent or any affiliate or subsidiary or any successor to its business. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors, legal representatives, heirs and permitted assigns. In the event the Company sells, assigns, transfers or otherwise hypothecates all or any material portion of its Business for which the Consultant is providing Marketing Services pursuant to the terms hereof, the Company shall cause the terms and provisions of this Agreement to apply to such successor in interest or business transferred to such successor in interest.

(d) It is the intention of the parties that this Agreement be fully enforceable in accordance with its terms, and that the provisions hereof be interpreted so as to be enforceable to the maximum extent permitted by applicable law. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement, to the extent not so held, shall nevertheless remain in full force and effect and shall be construed, to the extent possible, in such a way that the purpose of this Agreement, as intended by the parties, can be achieved in a lawful manner.

(e) The existence of any claim or cause of action of Consultant against the Company whether predicated upon or arising under this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of the terms and conditions hereof.

(f) No amendment or modification of this Agreement or waiver of the terms or conditions thereof shall be binding upon any party unless approved in writing by an authorized representative of such party.

(g) It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against either of the parties hereto, and that the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

(h) All references in this Agreements to dollars or other denomination amounts shall refer to U.S. funds.

(i) In this Agreement, where applicable, reference to the singular shall include the plural and references to the plural shall include the singular.

(j) Neither course of performance nor course dealing nor usage of trade shall be used to interpret, construe, qualify, explain or supplement any of the terms of the Agreement.

(k) All captions or titles used in this Agreement are for convenience or reference only and shall not affect its construction or interpretation.

(l) The provisions of Paragraphs 4(b), 4(e), 6 and 8 hereof shall survive and continue after the expiration or termination of the Agreement.

(m) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

FETCHOMATIC  GLOBAL  INTERNET  INC.     KRAMER  GROUP  LLC

By:  /s/ Wayne Loftus                   By:   /s/ signed
Its: President                          Its:  Managing Member

                                    EXHIBIT 1

                                   SALES GOALS

Initial  Term:     $6,400,000

Extension  Term  and  each  consecutive  12-month period thereafter: $13,000,000

                                  EXHIBIT 4(B)

                       SOURCES OF BANNER ADVERTISING FEES

All  revenue  from:

- Sales of advertising in connection with the promotional program or programs (including, but not limited to, advertising sales packages) developed by the Consultant, whether generated by the Consultant, the Consultant's sales force, a direct sales organization established by the Consultant, the Company or its employees; and

- Sales of advertising other than in connection with the promotional program or programs developed by the Consultant (i.e., "a la carte" advertising sales), whether generated by the Consultant, the Consultant's sales force or a direct sales organization established by the Consultant;

whether derived from the initial sale, follow-on sales or any continuation, extension, or replacement of any of the foregoing.